Independent LETG Technology Testing Agreement
Global Warming Solution Inc. ("GWS"), an Oklahoma corporation, doing business at 200 Smith Street, Suite 1600 Houston, Texas, 77002-4403, USA, and

VEGA Energy srl ("VEGA"), a company registered in Italy, reg. n.492652, address in Prato Via Giotto, 23 , agree this 21 st day of August, 2008 to conduct an independent testing of GWS owned technology of Light Electric and Thermal Generator ("LETG") under the following terms and conditions:

1. Background
VEGA and GWS entered into a preliminary Agreement (the Letter of Intent dated 13 June 2008) in order to collaborate in foundation of Joint Venture.

VEGA desires to test a LETG technology. GWS possesses technology and expertise relating to LETG technology - high performances photovoltaic modules based on innovative optical proprieties of liquid/polymers applied on the photovoltaic cells.

2. Testing Program
Both parties agree to conduct a testing of LETG technology under the following terms and conditions:

2.1.  GWS acquires the bilateral photo-voltaic cells (bifacial PV of cells) at the enterprise of Solar Wind (Russia), which certifies their standard technical characteristics. After the acquisition of these bifacial PV of cells GWS conducts also the independent measurement of their technical characteristics on it's equipment and selects those PV-cells that will be subsequently used in testing of LETG technology.

2.2.  GWS sends the selected PV cells for testing together with their specification to the address indicated by VEGA with method accepted by both sides. VEGA marks the obtained models of PV cells by the method selected by both sides in the working order. PV cells checked by all sides will be labeled for the purpose of use only for preparing on their basis the test module LETG.

2.3. VEGA conducts the measurements of the technical characteristics of the PV-cells separately from each side of a cell with the following standard conditions:
- PV cell temperature = 25 °C,
- Irradiance = 1000 W/m2,
- Spectral irradiance distribution according to IEC 60904-3.

2.4.  After conducting of measurements on p 2.3. VEGA reports the results of measurements to GWS. (a) if the results of the measurements, carried out by VEGA coincide with the margins of error in the measurement with the specification of the producer of models (Solar Wind), then the sides continue testing and they pass to the following stage - production of module LETG p. 2.5. (b) if the results of the measurements, carried out by VEGA do not coincide within the margins of error in with the specification of the producer of models (Solar Wind), then sides make decision about the curtailment of tests to get an explanation of the reason(s) for divergences and VEGA sends all obtained models PV cells to the address considered by the sides for the control measurements.

2.5. VEGA sends the marked (on p.2.2) models of PV cells to the address indicated by GWS.
2.6. GWS makes LETG module intended for the testing and delivers it to the VEGA address.

2.7.  VEGA together with the authorized representatives of GWS conducts the measurements of the technical characteristics of test module- LETG separately with each of it' sides with the following standard conditions:

- PV cell temperature = 25 °C,
- Irradiance = 1000 W/m2,
- Spectral irradiance distribution according to IEC 60904-3.

2.8.  The final protocol should be prepared with the results of measurements on p. 2.7., verified by the sides and signed by the representatives of GWS, VEGA and by the expert who conducted such measurements.

2.9. After conducting of the measurements ( p. 2.7.) VEGA transfers the LETG test module together with the signed protocol of measurements to a representative of GWS.
3. Costs and Fees
3.1. VEGA transfers to GWS in advance not less than 40% cost of operation.

3.2.  VEGA transfers to GWS 50% of the remainder sum (3,000 Euros) one month after the signing of the given Testing Agreement and the second half of the remainder (3,000 Euros) two months after the signing of the Agreement.

3.3. Total cost of works on conducting of testing accordingly to the given agreement is 10,000 (ten thousand) Euros.

3.4.  GWS reimburses to VEGA the above mentioned payment of 10,000 Euros received from this company if the results of measurements obtained with the GWS' LETG module (on p.2.7.) does not show any improvement of the efficacy compared with a standard PV cell (on p.2.3.).

4. Confidentiality and Disclosure

(a).  Each party agrees that all inventions, know-how, ideas, and all other business, technical and financial information it obtains from the other are the confidential property of the disclosing party ("Confidential Information"). Except as expressly and unambiguously allowed herein, the receiving party will hold in confidence and not use or disclose any Confidential Information and shall similarly bind its employees and agents. The receiving party shall not be obligated under this Section 4 with respect to information the receiving party can document:

- is or has become readily available to the public through no fault of the receiving party or its employees or agents; or
- is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or
- was rightfully in the possession of the receiving party without restriction prior to its disclosure by the disclosing party.
- is independently developed by the receiving party by its employees or agents without access to the other party's similar Confidential Information.

Each party's obligations with respect to Confidential Information shall continue for the shorter of three (3) years from the date of termination of this Agreement or until one of the above enumerated conditions becomes applicable. Each party acknowledges that its breach of this Section 4 would cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a party will be entitled to injunctive relief and other equitable remedies in the event of a breach of the terms of this Agreement.

(b). VEGA agrees not to disassemble or otherwise reverse engineer the LETG module or otherwise attempt to learn its structure.
5. General Provisions
5.1. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Oklahoma.

5.2.  The indemnification and confidentiality obligations set forth in the Agreement and any other provision which by its sense and context is appropriate, shall survive the termination of this Agreement by either party for any reason.

5.3.  The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreement.

5.4.  No provisions in either party's purchase orders, or in any other business forms employed by either party will supersede the terms and conditions of this Agreement, and no supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

5.5.  The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the subject hereof. No representations or statements of any kind made by either party, which are not expressly stated herein, shall be binding on such party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.
Global Warming Solution Inc.	VEGA Energy S.r.l.
By: __________________________	By: Settimio Gallo CEO

Vladimir Vasilenko
President and CEO
Date: ________________________
Date: 03 Sept 2008